Exhibit No. 10(2)


                           BELPORT REALTY CORPORATION

                              MANAGEMENT AGREEMENT


     AGREEMENT, dated as of March 14, 2001, between Belport Realty Corporation, a Delaware corporation ("BRC"), and Boston Management & Research, a Massachusetts business trust (the "Manager"). Unless otherwise defined, capitalized terms shall have the meanings ascribed to them in the private placement memorandum (the "PPM") of Belport Capital Fund LLC (the "Fund"), as amended or supplemented.

     1. Duties of the Manager. BRC, pursuant to its Certificate of Incorporation (the "Charter"), hereby employs the Manager to manage the investment and reinvestment of the assets of BRC and to administer its affairs for the period and on the terms set forth in this Agreement.

     The Manager hereby accepts such employment, and undertakes to afford to BRC the advice and assistance of the Manager's organization in the choice of investments and in the acquisition and disposition of real estate Qualifying Assets (as described in the Fund's PPM) ("Real Estate Assets") for BRC and to furnish for the use of BRC office space and all necessary office facilities, equipment and personnel for servicing the investments of BRC and for administering its affairs and to pay the salaries and compensation of the directors, officers and employees of BRC who are members of the Eaton Vance organization.

     The Manager shall evaluate and select those Real Estate Assets which it considers appropriate for investment by BRC in accordance with the Fund's PPM. The Manager shall provide BRC with such research, management and supervision as BRC may from time to time consider necessary for the proper supervision of BRC. As manager of BRC, the Manager shall furnish continuously an investment program and shall determine from time to time what Real Estate Assets and other investments shall be acquired, disposed of or exchanged and what portion of BRC's assets shall be held uninvested, subject always to any applicable restrictions of the Charter of BRC, as from time to time amended. The Manager shall take, on behalf of BRC, all actions which it deems necessary or desirable to implement the investment policies of BRC and those investment policies of the Fund relating to Qualifying Assets.

     The Manager shall find, evaluate, structure and monitor Real Estate Assets to be acquired by BRC. The Manager shall make all decisions regarding BRC's Real Estate Assets and other investments subject always to any applicable restrictions of the Charter of BRC, as from time to time amended. The Manager shall value all non-cash assets of BRC in accordance with the by-laws of BRC, as from time to time amended, and any resolutions of the directors of BRC. The value of BRC's  Real  Estate  Assets  will be  determined  in good  faith by the
Manager, after consideration of relevant factors, data and information. Investments in Real Estate Joint Ventures will generally be stated at estimated market value based on independent valuations, assuming an orderly disposition of assets. Detailed investment evaluations, including an appraisal based on the discounted cash flow method, will be performed annually and reviewed periodically. The investment evaluations will be performed by real estate appraisers who are not affiliated with any of the Fund, BRC, the Manager or the operating partner of the Real Estate Joint Venture. Interim valuations of Real Estate Joint Venture investments will reflect results of operations and distributions, and may be adjusted to reflect significant changes in economic circumstances since the most recent independent evaluation. The Manager shall also provide such other administrative services as BRC may request from time to time, including, without limitation, the computation of distributions, the preparation of performance data and financial information, the preparation of reports and other communications to Shareholders of the Fund and stockholders of BRC, the monitoring of compliance by BRC with tax and regulatory requirements,

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and the  monitoring  of  compliance  by BRC with  the  Fund's  credit  facility, investment objective and investment restrictions.

     2. Compensation of the Manager. For the services, payments and facilities to be furnished hereunder by the Manager, the Manager shall be entitled to receive from BRC in respect of each month a monthly management fee at the rate of 1/20th of 1% of the average daily gross assets of BRC. The gross assets on any day means the current value of all assets of BRC, including BRC's ratable share of the assets of its controlled subsidiaries, without reduction by any liabilities. (For this purpose, the assets of BRC's controlled subsidiaries are reduced by the proportionate interests therein of investors other than BRC.) Such compensation shall be paid monthly in arrears on the last business day of each month. The value of BRC's assets shall be computed daily in accordance with the by-laws of BRC and any resolutions of the directors of BRC. In case of initiation or termination of this Agreement during any month with respect to BRC, the fee for that month shall be based on the number of calendar days during which it is in effect.

     3. Allocation of Charges and Expenses. It is understood that BRC will pay all expenses other than those expressly stated to be payable by the Manager hereunder, which expenses payable by BRC shall include, without implied limitation, (i) expenses of maintaining BRC and continuing its existence, (ii) commissions, fees and other expenses connected with the acquisition, holding and disposition of Real Estate Assets and other investments, (iii) auditing, accounting and legal expenses, (iv) taxes, interest and borrowing costs, (v) governmental fees, (vi) expenses of offering, issue, sale, transfer and redemption of BRC securities, (vii) expenses under federal and state securities laws and of preparing and printing private placement (or informational) memoranda and subscription documents for such purposes and for distributing the same to investors and donees, (viii) expenses of reports, notices and other communications to stockholders of BRC, (ix) insurance expenses, (x) fees, expenses and disbursements of custodians and subcustodians for all services to BRC (including, without limitation, safekeeping of funds, Real Estate Assets and other investments, keeping of books, accounts and records, and calculation of the value of BRC's assets), (xi) fees, expenses and disbursements of transfer agents, distribution disbursing agents, investor servicing agents and registrars for all services to BRC, (xii) expenses for servicing the accounts of stockholders of BRC, (xiii) compensation of the Manager, (xiv) expenses of soliciting stockholder consents and holding meetings of stockholders, (xv) the commissions, fees, costs and expenses stated to be paid or reimbursed by BRC in BRC's private placement (or informational) memorandum as supplemented from time to time, and (xvi) such non-recurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of BRC to indemnify persons pursuant to the Charter or by-laws of BRC or other contractual arrangements.

     4. Limitation of Liability of the Manager. The services of the Manager to BRC are not to be deemed to be exclusive, the Manager being free to render services to others and engage in other business activities. BRC acknowledges that the Manager and its officers, employees, trustee, associates and affiliates are entitled to the limitation of liability to the Fund and the Shareholders of the Fund and the indemnification from the Fund conferred upon them by the Limited Liability Company Agreement of the Fund. BRC agrees that the Manager and its officers, employees, trustee, associates and affiliates are entitled to the same limitation of liability to BRC and the stockholders of BRC and the same indemnification of BRC which has been conferred upon the directors and officers of BRC by the Charter and by-laws of BRC. The Manager shall not be liable for losses sustained in the acquisition, holding or disposition of any Real Estate Asset or other investment.

     5. Duration and Amendment. This Agreement shall continue indefinitely unless terminated or amended by BRC.


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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be executed as of the day and year first above written.

BELPORT REALTY CORPORATION


By:  /s/ Thomas E. Faust Jr.
     ------------------------------
     its Executive Vice President


BOSTON MANAGEMENT & RESEARCH


By: /s/ Alan R. Dynner
     ------------------------------
     its Executive Vice President











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